Exhibit 99.1

VILLAGE FARMS INTERNATIONAL, INC.

SHARE-BASED COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1    Purpose. The purpose of this share-based compensation plan of the Corporation is to advance the interests of the Corporation and its Affiliates by encouraging Eligible Persons to increase their proprietary interest in the Corporation and to remain associated with the Corporation, rewarding significant performance achievements and providing Eligible Persons with additional incentive in their efforts on behalf of the Corporation and its Affiliates.

1.2    Effective Date. The effective date of the Plan is December 31, 2009.

ARTICLE 2

DEFINED TERMS

2.1    Definitions. The following terms used herein shall have the following meanings:

(a)	“Affiliate” means an entity which is an “affiliate” of the Corporation for the purposes of National Instrument 45-106 Prospectus and Registration Exemptions as amended or replaced from time to time;

(b)	“Award” means an Option, Stock Appreciation Right, Restricted Share Unit, Deferred Share Unit, Restricted Stock or other Share-Based Award granted pursuant to the Plan;

(c)	“Award Shares” has the meaning set out in Section 6.1;

(d)

“Black-Out Period” means a time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any holder of an Award;

(e)	“Board” means the board of directors of the Corporation or, if established and duly authorized to act in respect of the Plan, a committee of the board of directors of the Corporation;

(f)	“Business Day” means any day, other than a Saturday or a Sunday, on which the Exchange is open for trading;

(g)	“Code” means the U.S. Internal Revenue Code of 1986, as amended or replaced from time to time;

(h)	“Consultant” means an individual or Consultant Company, other than a Director, Officer, Employee or Management Company Employee that:

(i)

is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Corporation or an Affiliate, other than services provided in relation to a distribution of securities;

(ii)	provides the services under a written contract with the Corporation or an Affiliate; and

(iii)	spends or will spend a significant amount of time on the affairs and business of the Corporation or an Affiliate;

(i)	“Consultant Company” means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner;

(j)	“Corporation” means Village Farms International Inc., a corporation incorporated under the laws of Canada, and any successor corporation;

(k)	“Deferred Share Units” has the meaning set out in Section 10.1;

(l)	“Director” means a member of the board of directors of the Corporation or of any of its Affiliates;

(m)	“Eligible Person” means any Director, Officer, Employee or Consultant of the Corporation or any Affiliate determined by the Board as eligible for participation in the Plan;

(n)	“Employee” means an individual who is considered an employee of the Corporation or its Affiliates for the purposes of applicable income tax legislation;

(o)

“Exchange” means the TSX or, if the Shares are not then issued and posted for trading on the TSX, on such stock exchange in Canada on which such Shares are listed and posted for trading as may be selected for such purpose by the Board;

(p)	“Fixed Term” means the period of time during which the Options must be exercised pursuant to the terms of the Plan;

(q)	“Insider” has the meaning given under applicable securities legislation, as amended or replaced from time to time, and also includes associates and affiliates of such an insider;

(r)

“Management Company Employee” means an individual employed by a person providing management services to the Corporation, who is required for the ongoing successful operation of the business enterprise of the Corporation;

(s)

“Market Price” means the closing price of the Shares on the Exchange on the date immediately preceding the applicable date rounded up to the nearest cent. In the event that such Shares are not then listed and posted for trading on any Exchange, the Market Price in respect thereof shall be the fair market value of such Shares as determined by the reasonable application by the Board of a reasonable valuation method in compliance with Section 409A of the Code and that is acceptable to the Canada Revenue Agency;

(t)	“Offer” has the meaning set out in Section 6.1;

(u)	“Officer” means a senior officer of the Corporation or its Affiliates;

(v)	“Option” means an option granted to purchase Shares for the Option Price under the terms of the Plan;

(w)

“Option Price” means the price per share at which Shares may be purchased under the Option and based on which the SAR Amount is determined, as the same may be adjusted from time to time in accordance with Article 6 hereof;

(x)	“Other Awards” has the meaning set out in Section 12.1;

(y)	“Participant” means an Eligible Person who holds an Award under the terms of the Plan;

(z)	“Plan” means this share-based compensation plan;

(aa)	“Restricted Share Units” has the meaning set out in Section 9.1;

(bb)	“Restricted Stock” has the meaning set out in Section 11.1;

(cc)	“SAR Amount” has the meaning set out in Section 8.2;

(dd)

“Separation from Service” means with respect to a US Participant a “separation from service” with the Company within the meaning of, and that satisfies the requirements of, Section 409A of the Code, including Treasury Regulation §1.409A-1(h); provided that it shall only include a circumstance where the employee dies, retires or otherwise has a termination of employment;

(ee)

“Shares” mean the common shares of the Corporation as currently constituted or, in the event of an adjustment as contemplated by Article 6, such other shares or securities to which a Participant may be entitled or on which the value of an Award may be based, as a result of such adjustment;

(ff)	“Specified Employee” has the meaning set forth in Section 409A(a)(2)(B) of the Code;

(gg)	“Stock Appreciation Rights” has the meaning set out in Section 8.1;

(hh)

“Termination Date” means the date a Participant ceases to be an Eligible Person and does not include any period of statutory, contractual or reasonable notice or any period of salary continuance or deemed employment;

(ii)	“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code;

(jj)	“TSX” means the Toronto Stock Exchange; and

(kk)	“U.S. Participant” means any Eligible Person that is subject to tax under the laws of the United States.

ARTICLE 3

ADMINISTRATION OF PLAN

3.1    General. This Plan shall be administered by the Board which shall have the power, subject to the specific provisions of the Plan:

(a)	to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(b)

to interpret and construe the Plan and to determine all questions arising out of the Plan and any Award granted pursuant to the Plan, where every such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

(c)	to determine the Eligible Persons to whom Awards are granted and to grant Awards;

(d)	to determine the number of Awards;

(e)	to determine the Option Prices provided that the Option Price shall not be less than the Market Price;

(f)	to determine the time or times when Awards will be granted and exercisable or redeemable;

(g)	to determine if the Shares that are subject to an Award will be subject to any restrictions upon the exercise or redemption of such Award; and

(h)	to prescribe the form of the instruments relating to the grant, exercise, redemption and other terms of Awards.

The power described in this Section 3.1 shall be exercised in accordance with applicable securities laws and rules and policies of the Exchange.

3.2    Award Agreement. Each Participant shall execute an award agreement in the form determined by the Board from time to time. In the event of any inconsistency between the terms of any award agreement and this Plan, the terms of this Plan shall govern.

3.3    Section 409A. This Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be administered in accordance with Section 409A of the Code. All Awards under the Plan shall be structured in a manner consistent with the requirements of Section 409A of the Code to the extent subject thereto and payments with respect thereto shall only be made in a manner and upon an event permitted under Section 409A. To the extent required under Section 409A, payments to a U.S. Participant who is a Specified Employee upon his or her Separation from Service shall be postponed and subject to a 6 month delay and shall be paid on the first business day of the seventh month following Separation from Service, or if such U.S. Participant dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of such U.S. Participant’s estate within 60 days after the date of such U.S. Participant’s death. Except where otherwise expressly provided, to the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.

ARTICLE 4

SHARES SUBJECT TO THE PLAN

4.1    10% Rolling Plan. Subject to adjustment as provided in Article 6, the Shares to be offered under the Plan shall consist of the Corporation’s authorized but unissued Shares. The aggregate number of Shares to be delivered upon the exercise or redemption of all Awards granted under the Plan shall not exceed the greater of ten percent (10%) of the issued and outstanding Shares at the time of granting of Awards (on a non-diluted basis) or such other number or percentage as may be approved by the Exchange and the shareholders of the Corporation from time to time.

4.2    Awards to Insiders. Under no circumstances shall this Plan, together with all other security-based compensation arrangements of the Corporation, result, at any time, in:

(a)	the number of Shares issuable to Insiders exceeding ten percent (10%) of the issued and outstanding Shares (on a non-diluted basis); or

(b)	the issuance to Insiders, within a one-year period, of a number of Shares exceeding ten percent (10%) of the issued and outstanding Shares (on a non-diluted basis).

4.3    Exercise or Redemption of Awards. Any exercise of Options or redemption of Awards will make new grants available under the Plan effectively resulting in a re-loading of the number of Shares available to grant under the Plan.

4.4    Awards That Expire or Terminate. If any Award granted hereunder shall expire or terminate for any reason without having been exercised or redeemed in full, the Shares underlying the Award shall again be available for the purpose of the Plan.

4.5    Restrictions on Exercise or Redemption. Notwithstanding any of the provisions contained in the Plan or any Award, the Corporation’s obligation to issue Shares to a Participant pursuant to the exercise or redemption of an Award shall be subject to:

(a)

completion of such registration or other qualification of such Shares or obtaining approval of the Exchange or such regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the admission of such Shares to listing on the Exchange; and

(c)

the receipt from the Participant of such representations, agreements and undertakings, including as to future dealings in such Shares as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this connection, the Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on the Exchange. If any Shares cannot be issued to any Participant for any reason including, without limitation, the failure to obtain necessary shareholder, regulatory or stock exchange approval, then the obligation of the Corporation to issue such Shares shall terminate and any amounts paid by the Participant to the Corporation to exercise or redeem an Award shall be returned to the Participant.

4.6    Non-Assignable. An Award is personal to the Participant and is non-assignable and non-transferable. Where an Award is granted to a company wholly-owned by a Participant, such company must agree, at the time of the grant, not to effect or permit any transfer of ownership of the Award or shares of such company, nor issue any additional shares to any individual or entity for so long as the Award remain outstanding to the credit of that company, except with the prior written consent of the Corporation and any required consent of the Exchange and any other applicable regulatory authority.

ARTICLE 5

ELIGIBILITY AND CEASING TO BE AN ELIGIBLE PERSON

5.1    Eligible Persons. Awards may only be granted to Eligible Persons.

5.2    Compliance with Laws. Notwithstanding any provision contained in this Plan, no Participant may exercise or redeem any Award granted under this Plan and no Shares may be issued upon exercise or redemption of an Award unless such exercise or redemption and issuance are in compliance with all applicable securities laws or other legislation of the jurisdiction of residence of such person. Unless the potential Participant is a resident of Canada, the Corporation may require, as a condition of the grant of an Award, that the potential Participant provide a written acknowledgement that the grant of the Award does not violate any such laws.

5.3    Termination Date. Subject to Section 5.4, Section 5.5 and any express resolution passed by the Board, all Awards, and all rights to acquire Shares pursuant thereto, granted to an Eligible Person shall expire and terminate immediately upon the Participant’s Termination Date.

5.4    Circumstances When Options and Stock Appreciation Rights are Exercisable. If, before the expiry of an Option or Stock Appreciation Right in accordance with the terms thereof, a Participant ceases to be an Eligible Person for any reason whatsoever, other than termination by the Corporation for cause (in which case all unexercised Options and Stock Appreciation Rights (vested or unvested) shall cease immediately), such Options and Stock Appreciation Rights may be exercised, subject to:

(i)	the terms set out in the award agreement;

(ii)	any determination made by the Board to accelerate the vesting of or to extend the expiry of an Option or Stock Appreciation Right; and

(iii)	any other terms of the Plan

(b)

if the Participant is deceased, by the heirs of the Participant or by legal personal representative(s) of the estate of the Participant at any time within six (6) months following the death of the Participant; or

(c)	by the Participant at any time within ninety (90) days following the Termination Date.

But, in any case, the exercise of the Option or Share Appreciation Right must be: (i) prior to the expiry of the Fixed Term of the Option or the expiry of the Stock Appreciation Right with the terms thereof, and (ii) only to the extent that the Option or Share Appreciation Right was vested and the Participant was otherwise entitled to exercise the Option or Share Appreciation Right at the Termination Date.

5.5    Another Listed Category. Awards shall not be affected in the event the Participant ceases to fall within a listed category contained in the definition of an “Eligible Person” hereunder where such Participant falls within another listed category of such definition.

ARTICLE 6

CERTAIN ADJUSTMENTS

6.1    Offer for Shares. If a bona fide offer (“Offer”) for Shares is made to the Participant or to shareholders generally or to a class of shareholders which includes the Participant, which Offer, if accepted in whole or in part, would result in the offeror exercising control over the Corporation within the meaning of subsection 1(3) of the Securities Act (Ontario) (as amended from time to time), then the Board may, in its discretion, notify each Participant of the Offer, with full particulars thereof, whereupon, the Board may in its discretion, provide that notwithstanding the terms of the Award, such Award (other than a Deferred Share Unit) may be exercised in whole or in part by the Participant so as to permit the Participant to tender the Shares received upon such exercise (the “Award Shares”) pursuant to the Offer.

6.2    Changes in Shares. In the event of any stock dividend, stock split, combination or exchange of shares, merger, amalgamation, acquisition, divestiture, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other change in the capital of the Corporation affecting Shares, the Board will make such proportionate adjustments, if any, as the Board in its discretion may deem appropriate, in compliance with Section 409A of the Code, to reflect such change, with respect to (i) the number or kind of shares or other securities reserved for issuance pursuant to this Plan; (ii) the number or kind of shares or other securities subject to unexercised or unredeemed Awards previously granted; and (iii) the Option Price, if applicable, of Awards.

6.3    No Fractional Shares. The Corporation will not issue fractional Shares in satisfaction of any of its obligations hereunder.

6.4    Accelerated Exercise or Redemption of Awards. Notwithstanding any other provisions of the Plan, the Board may at any time give written notice to all Participants advising that their respective Awards (other a than Deferred Share Unit) are all immediately exercisable or redeemable and may be exercised or redeemed only within 30 days of such written notice or such other period as determined by the Board and not thereafter and that all rights of the Participants under any Awards (other than a Deferred Share Unit) not exercised or redeemed within such period will terminate all the expiration of such period; provided that with respect to any U.S. Participant, the acceleration of the time or schedule of any payment of compensation under the Plan that is subject to Section 409A of the Code is prohibited, except as provided in the Treasury Regulations and administrative guidance promulgated under Section 409A of the Code.

ARTICLE 7

OPTIONS

7.1    Grant of Options. The Board may grant Options to Eligible Persons.

7.2    Option Exercise Term. Options shall be for a Fixed Term and exercisable from time to time as determined in the discretion of the Board at the time of grant, provided that, subject to Section 7.3, no Option shall have a term exceeding ten (10) years (or such shorter period as is permitted by the Exchange from time to time).

7.3    Black-Out Period. Except where not permitted by the Exchange, where an Option would expire during a Black-Out Period or within ten (10) Business Days following the end of a Black-Out Period, the term of such Option shall be extended to the date which is ten (10) Business Days following the end of such Black-Out Period.

7.4    Terms of Options. Subject to this Article, the number of Shares subject to each Option, the Option Price, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Board; provided, however, if no specific determination is made by the Board with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

(a)	the Fixed Term shall be ten (10) years from the date the Option is granted to the Participant; and

(b)

the Option shall vest in installments, with 1⁄3 of such Option exercisable in whole or in part on or after the first anniversary following the grant of the Option, and a further 1⁄3 vesting and becoming exercisable on each of the second and third anniversaries following the grant of the Option.

7.5    Restrictions on Option Price. The Option Price shall in no circumstances be lower than the greatest of: (i) the price permitted by the Exchange; (ii) the price permitted by any other regulatory body having jurisdiction; or (iii) the Market Price.

7.6    Exercise of Options. Subject to the provisions of the Plan and award agreement, an Option may be exercised from time to time by delivery to the Corporation at its principal office of a written notice of exercise addressed to the Secretary or the Chief Financial Officer of the Corporation in a form approved by the Board from time to time and accompanied by payment in full of the Option Price for the Shares to be purchased. Upon receipt of payment in full and subject to the terms of this Plan, the number of Shares in respect of which the Option is exercised will be duly issued to the Participant as fully paid and non-assessable. Upon the exercise of any Option with a related Stock Appreciation Right, the corresponding portion of the related Stock Appreciation Right shall be surrendered to the Corporation and cancelled.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1    Grants of Share Appreciation Rights. The Board may grant rights (“Stock Appreciation Rights”) to Eligible Persons either on a stand-alone basis or in relation to any Option. Where a Stock Appreciation Right is granted in relation to an Option, it shall be a right in respect of the same number of Shares and shall have the same Option Price as the Option. Where a Stock Appreciation Right is granted on a stand-alone basis, the Board shall designate the number of Shares in respect of which the Stock Appreciation Right is granted and shall designate the Option Price, which shall be not less than the Market Price on the date of grant.

8.2    Stock Appreciation Rights. A Stock Appreciation Right is the right to the excess, if any, of:

(a)	the Market Price of a Share on the date such Stock Appreciation Right is exercised over

(b)	the Option Price

multiplied by the number of Shares in respect of which the Stock Appreciation Right is being exercised, less any amount required to be withheld by applicable law (the “SAR Amount”).

8.3    Terms of Stock Appreciation Rights Granted in Connection with an Option. Stock Appreciation Rights granted in relation to an Option shall be exercisable only at the same time, by the same persons and to the same extent, that the related Option is exercisable. Upon exercise of any Stock Appreciation Right related to an Option, the corresponding portion of the related Option shall be surrendered to the Corporation and cancelled. In the sole discretion of the Corporation, the Corporation may elect to satisfy the exercise of a Stock Appreciation Right by issuing to the Participant Shares which have a Market Price as at the date of exercise of the Stock Appreciation Right, equal to the SAR Amount.

8.4    Terms of Stock Appreciation Rights Granted on a Stand Alone Basis. Stock Appreciation Rights granted on a stand-alone basis shall be granted on such terms as shall be determined by the Board and set out in the award agreement, provided that the Option Price shall not be less than the Market Price on the date of grant.

8.5    Exercise of Stand Alone Stock Appreciation Rights. Subject to the provisions of the Plan and award agreement, a Stock Appreciation Right may be exercised from time to time by delivery to the Corporation at its principal office of a written notice of exercise addressed to the Secretary or the Chief Financial Officer of the Corporation. Upon receipt of the notice and subject to the terms of this Plan, the Corporation shall within ten (10) business days pay to the Participant the SAR Amount or issue to the Participant a number of Shares (disregarding fractions) having an aggregate value, based on Market Price at the date of exercise, equal to the SAR Amount or any combination of payment and issuance of Shares.

ARTICLE 9

RESTRICTED SHARE UNITS

9.1    Grants of Restricted Share Units. The Board may grant rights (“Restricted Share Units”) to Eligible Persons. The Board shall designate the number of Restricted Share Units granted.

9.2    Restricted Share Units. A Restricted Share Unit is the right to receive one Share issued from treasury for each Restricted Share Unit redeemed or, at the election of the Corporation, a payment equal to the number of Restricted Share Units redeemed, multiplied by the Market Price on the date of vesting or any combination of payment and issuance of Shares. When dividends are paid on the Shares an additional number of Restricted Share Units will be credited to the Participant determined as the amount of the dividend multiplied by the number of Restricted Share Units credited to the Participant at the dividend payment date divided by the Market Price on the dividend payment date.

9.3    Terms of Restricted Share Units. Restricted Share Units shall be granted on such terms as shall be determined by the Board and set out in the award agreement.

9.4    Redemption of Restricted Share Units. Subject to the provisions of the Plan and award agreement, a Restricted Share Unit shall be redeemed and paid (or Shares issued) on, or as soon as practical following, the date the Restricted Share Unit vests, but in any event not later than the earlier of: (i) December 31 of the third year following the year in respect of which they were granted; and (ii) March 15 of the calendar year following the calendar year in which such Restricted Share Units are no longer subject to a substantial risk of forfeiture.

ARTICLE 10

DEFERRED SHARE UNITS

10.1    Grants of Deferred Share Units. The Board may grant rights (“Deferred Share Units”) to Eligible Persons, other than Consultants. The Board shall designate the number of Deferred Share Units granted.

10.2    Deferred Share Units. A Deferred Share Unit is the right to receive one Share issued from treasury for each Deferred Share Unit redeemed or, at the election of the Corporation, a payment equal to the number of Deferred Share Units redeemed, multiplied by the Market Price on the date of redemption or any combination of payment and issuance of Shares. When dividends are paid on the Shares an additional number of Deferred Share Units will be credited to the Participant determined as the amount of the dividend multiplied by the number of Deferred Share Units credited to the Participant at the dividend payment date divided by the Market Price on the dividend payment date.

10.3    Terms of Deferred Share Units. Deferred Share Units shall be granted on such terms as shall be determined by the Board and set out in the award agreement.

10.4    Redemption of Deferred Share Units. Subject to the provisions of the Plan and award agreement, a Deferred Share Unit held by a Participant other than a U.S. Participant may be redeemed from time to time by delivery to the Corporation at its principal office of a written notice of redemption addressed to the Secretary or the Chief Financial Officer of the Corporation in a form approved by the Board from time to time, provided that Deferred Share Units may not be redeemed earlier that the date the Participant ceases to hold all positions with the Corporation and may not be redeemed later than December 15 of the year following the year in which the Participant ceased to hold all positions with the Corporation. Upon receipt of the notice and subject to the terms of this Plan, the Deferred Share Unit shall be redeemed.

10.5    Redemption of Deferred Share Units Held by U.S. Participants. Notwithstanding anything to the contrary in this Plan, with respect to any U.S. Participants, all Deferred Share Units shall be redeemed and paid (or Shares issued) within thirty days of such U.S. Participant’s Separation from Service; provided that in the event that a U.S. Participant is a Specified Employee such payment shall be made (or Shares issued) at the time described in Section 3.3 hereof, provided that notwithstanding Section 3.3 hereof such payment shall not be made later than the end of the first calendar year commencing after the year in which the Separation from Service occurred. Any cash payment shall be based on the Market Price of a Share on the date of such U.S. Participant’s Separation from Service.

ARTICLE 11

RESTRICTED STOCK

11.1    Grants of Restricted Stock. The Board may grant shares (“Restricted Stock”) to Eligible Persons.

11.2    Restricted Stock. Restricted Stock is a Share which vests based on the achievement of performance targets, the passage of time or both.

11.3    Terms of Restricted Stock. Restricted Stock shall be granted on such terms as shall be determined by the Board and set out in the award agreement.

11.4    Lapse of Restrictions. Subject to the provisions of the Plan and award agreement, Restricted Stock may be sold, transferred or otherwise dealt with, only when all restrictions have lapsed.

ARTICLE 12

OTHER AWARDS

12.1    Grants of Other Awards. The Board may grant other share-based awards (“Other Awards”) to Eligible Persons. Other Awards shall be granted on such terms as shall be determined by the Board and set out in the award agreement and will be subject to the approval of the TSX.

ARTICLE 13

AMENDMENT PROCEDURE

13.1    Amendment Procedure. The Corporation retains the right to amend or terminate the terms and conditions of the Plan by resolution of the Board. If required, any amendments shall be subject to the prior consent of any applicable regulatory bodies, including the Exchange. Any amendment to the Plan shall take effect with respect to all outstanding Awards on the date of, and all Awards granted after, the effective date of such amendment, provided that in the event any amendment materially and adversely effects any outstanding Options it may apply to such outstanding Awards only with the mutual consent of the Corporation and the Participants to whom such Awards have been granted. The Board shall have the power and authority to approve amendments relating to the Plan or to Awards, without further approval of the shareholders of the Corporation, including the following non-exhaustive list of such amendments:

(a)	altering, extending or accelerating the terms and conditions of vesting of any Awards;

(b)

amending the termination provisions of an Award, which amendment shall include determining that any provisions of Article 5 concerning the effect of the Participant ceasing to be an Eligible Person shall not apply for any reason acceptable to the Board;

(c)	accelerating the expiry of the Fixed Term of any Option;

(d)	determining adjustments pursuant to Article 6 hereof;

(e)	amending the definitions contained within the Plan, including but not limited to the definition of “Eligible Person” under the Plan except as provided in Section 13.2(e);

(f)	amending or modifying the mechanics of exercise or redemption of the Awards as set forth in the Plan;

(g)

effecting amendments of a “housekeeping” nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error, inconsistency or omission in or from the Plan;

(h)	effecting amendments necessary to comply with the provisions of applicable laws (including, without limitation, the rules, regulations and policies of the Exchange);

(i)	effecting amendments respecting the administration of the Plan;

(j)	effecting amendments necessary to suspend or terminate the Plan;

provided that no amendment shall be made with respect to any Award of a U.S. Participant if such amendment would cause such Award to be subject to tax under Section 409A of the Code.

13.2    Shareholder Approval. Notwithstanding the foregoing, approval of the shareholders of the Corporation shall be required for the following types of amendments:

(a)	increasing the number of Shares issuable under the Plan, except such increase by operation of Section 4.1 and in the event of an adjustment contemplated by Article 6;

(b)

amending the Plan which amendment could result in the aggregate number of Shares of the Corporation issued to Insiders within any one (1) year period under the Plan together with any other security-based compensation arrangement, or issuable to Insiders at any time under the Plan together with any other security-based compensation arrangement, exceeding ten percent (10%) of the issued and outstanding Shares;

(c)	extending the Fixed Term of an Option;

(d)	reducing the Option Price of an Option or cancelling an Option and replacing such Option with a lower Option Price under such replacement Option, except as permitted pursuant to Article 6;

(e)	amending the listed categories contained in the definition of “Eligible Persons” hereunder which would have the potential of broadening or increasing participation in the Plan by Insiders;

(f)	extending the term (fixed or otherwise) of an Option held by an Insider beyond the expiry of the original Fixed Term of the Option;

(g)	amending Section 13.1 hereof and this Section 13.2; and

(h)	making any amendments required to be approved by shareholders under applicable law (including, without limitation, pursuant to the rules, regulations and policies of the Exchange).

Where required by the policies of the Exchange, the shareholder approval required by this Section 13.2 shall be by the majority vote of the shareholders of the Corporation excluding any votes cast by Insiders who are entitled to participate as Eligible Persons under the Plan or who will specifically benefit from the proposed amendment.

13.3    Conflict. In the event of any conflict between Sections 13.1 and Section 13.2, the latter shall prevail to the extent of the conflict.

ARTICLE 14

GENERAL

14.1    No Rights as Shareholder. The holder of an Award, other than Restricted Stock, shall not have any rights as a Shareholder of the Corporation with respect to any Shares covered by such Award until such holder shall have exercised or redeemed such Award and been issued Shares in accordance with the terms of the Plan (including tender of payment in full of the Option Price of the Shares in respect of which an Option is being exercised) and the Corporation shall issue such Shares to the Participant in accordance with the terms of the Plan in those circumstances.

14.2    No Rights Conferred.

(a)

Nothing contained in this Plan or any Award shall confer upon any Participant any right with respect continuance as a Director, Officer, Employee, Consultant or Management Company Employee of the Corporation or its Affiliates, or interfere in any way with the right of the Corporation or its Affiliates to terminate the Participant’s employment at any time.

(b)

Nothing contained in this Plan or any Award shall confer on any Participant who is not a Director, Officer, Employee, Consultant or Management Company Employee any right to continue providing ongoing services to the Corporation or its Affiliates or affect in any way the right of the Corporation or its Affiliates to determine to terminate his, her or its contract at any time.

14.3    Tax Consequences. It is the responsibility of the Participant to complete and file any tax returns which may be required under any applicable tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan. The Corporation shall not be responsible for any tax consequences to the Participant as a result of the Participant’s participation in the Plan. The Corporation shall make any withholdings or deductions in respect of taxes as required by law or the interpretation or administration thereof. The Corporation shall be entitled to make arrangements to sell a sufficient number of Shares to be issued pursuant to the exercise of an Award to fund the payment and remittance of such taxes that are required to be deducted or withheld and any associated costs.

14.4    No Representation. The Corporation makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

14.5    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

14.6    Severance. If any provision of this Plan or any agreement entered into pursuant to this Plan contravenes any law or any order, policy, by-law or regulation of any regulatory body or Exchange having authority over the Corporation or this Plan then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

ARTICLE 15

SHAREHOLDER AND REGULATORY APPROVAL

This Plan shall be subject to the approval of the shareholders of the Corporation to be given by a resolution passed at a meeting of the shareholders of the Corporation, and to acceptance by the Exchange and any other relevant regulatory authority. Any Awards granted hereunder prior to such approval and acceptance shall be conditional upon such approval and acceptance being given, and no such Awards may be exercised unless and until such approval and acceptance is given.